Exhibit 99.1

Contact:	Frank Semple, Chairman, President and CEO	Contact:	John Raymond, Managing Partner & CEO
	Nancy Buese, Senior VP and CFO		Jeff Rawls, Managing Director
	Joshua Hallenbeck, VP of Finance/Treasurer		Patrick Wade, Managing Director
Phone:	(866) 858-0482	Phone	(713) 579-5000
E-mail	investorrelations@markwest.com

MarkWest Energy Partners and The Energy & Minerals Group Provide Funding and Development Updates for the Utica Shale Joint Venture

DENVER—February 5, 2013—MarkWest Energy Partners, L.P. (MarkWest) (NYSE: MWE) and The Energy & Minerals Group (EMG) announced today that as a result of their continued success in developing a world-class midstream system in the Utica Shale, the parties have executed a term sheet, which increases EMG’s initial capital contribution in MarkWest Utica EMG, LLC (Utica Joint Venture) by up to $450 million, bringing their total initial contribution to up to $950 million.  The transaction allows EMG to increase its contribution in one of the fastest-growing and highly- prospective shale plays in the United States and provides MarkWest with significant additional financial flexibility in the timing of its capital contributions to the Utica Joint Venture. The transaction does not modify the ownership interest levels or quarterly distribution percentages as set forth in the existing Limited Liability Company Agreement (L.L.C. Agreement) between the parties.

MarkWest and EMG also executed an amendment to the L.L.C. Agreement that provides for MarkWest to contribute up to $150 million to the Utica Joint Venture on a short-term basis. EMG is expected to provide additional funding by the end of February and in no instance any later than the end of the first quarter of 2013 at which point in time, MarkWest will receive a distribution substantially equivalent to its short-term contribution to the Utica Joint Venture. MarkWest anticipates utilizing a portion of its available liquidity resulting from its recently completed capital market transactions for the interim funding.

The Utica Joint Venture is currently developing a fully-integrated midstream system to support rapidly expanding development plans of producers including Antero Resources, Gulfport Energy Corporation and Rex Energy.  The system includes extensive low- and high-pressure gas gathering systems, natural gas liquids (NGL) pipelines, and two large-scale processing complexes that will have nearly 800 million cubic feet per day (MMcf/d) of processing capacity. The two processing complexes will be connected by a high-pressure rich-gas pipeline header that will provide enormous flexibility and redundancy for producer customers operating in the core liquids-rich area of the Utica Shale. MarkWest Utica will construct an NGL gathering line between its processing complexes and on to the Hopedale fractionation and marketing complex located in Harrison County, Ohio.  The Cadiz processing complex will include a de-ethanization facility where purity ethane will be produced and delivered into the ATEX ethane pipeline. The propane and heavier natural gas liquids will then flow via pipeline to the Hopedale fractionator for further separation into valuable purity products.  Together these facilities will represent the largest fractionation and marketing complex in the Utica Shale, providing 100,000 barrels per day (Bbl/d) of C2+ fractionation capacity with an expected completion date of first quarter 2014.  The Hopedale facility will also be connected by pipeline to MarkWest’s extensive NGL infrastructure in the Marcellus Shale and to its Houston, Pennsylvania complex, the largest fractionation and marketing facility in the Northeast.

The anticipated additional capital contributions by EMG will allow the Utica Joint Venture to continue to rapidly expand its presence throughout the Utica Shale and keep pace with the significant increase in planned drilling activity throughout the region. MarkWest’s 2013 capital expenditure forecast remains unchanged in a range of $1.4 to $1.9 billion.

“We are pleased to announce the continued development of our Utica Shale system and the expansion of our partnership with EMG,” said Frank Semple, Chairman, President and Chief Executive Officer of MarkWest. “The acceleration of our Utica midstream development is a direct result of the ongoing success of our producer customers’ drilling programs.  Our long-term relationship with EMG has provided us with the capital flexibility to build ahead of our customers and provide fully integrated natural gas and natural gas liquids services in one of the best resource plays in the US.”

“We are thrilled to once again leverage our relationship with MarkWest to help meet their liquidity needs with a large scale flexible solution that contemporaneously meets the needs of the producer community for additional capacity given the drilling results experienced to date in the Utica,” stated John Raymond, Managing Partner and CEO of EMG.

###

About MarkWest Energy Partners, L.P.

MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

About The Energy & Minerals Group

The Energy & Minerals Group is a highly specialized private equity firm that focuses exclusively on investing across various facets of the global natural resource industry that are integral to the global economy. Upon completion of the aforementioned transaction, EMG will have $6.2 Billion of total investor commitments (including co-investments) with in excess of $3.1 Billion deployed across the energy complex since inception. For additional information on EMG, please contact Alexandra Coolidge at 713-579-5029.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.

Source: MarkWest Energy Partners, L.P.

MarkWest Energy Partners, L.P.

Frank Semple, Chairman, President & CEO

Nancy Buese, Senior VP & CFO

Josh Hallenbeck, VP of Finance & Treasurer

866-858-0482

investorrelations@markwest.com